As filed with the Securities and Exchange Commission on August 13, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

Silver State Bancorp

(Exact name of registrant as specified in its charter)

Nevada	6022	88-0456212
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

170 S. Green Valley Parkway

Henderson, Nevada 89012

(702) 433-8300

(Address, including Zip Code, of principal executive offices)

Silver State Bank 1997 Stock Option Plan; Silver State Bank 1998

Stock Option Plan; First Amended and Restated Silver State Bancorp

2004 Stock Option Plan; Silver State Bancorp 2006 Omnibus Equity Plan

(Full title of the Plan)

Corey L. Johnson

President, Chief Executive Officer and Director

Silver State Bancorp

170 S. Green Valley Parkway

Henderson, Nevada 89012

(702) 433-8300

Copy to:

Robert C. Azarow, Esq.

Thacher Proffitt & Wood LLP

Two World Financial Center

New York, New York 10281

(212) 912-7400

(Name and address, including Zip Code, telephone number and area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	1,242,427 (1)	(2)	$16,258,667.67 (2)	$499.14

(1)	Based on the total number of shares of common stock of Silver State Bancorp (the “Company”) reserved for issuance upon the exercise of options granted pursuant to the Silver State Bank 1997 Stock Option Plan, the Silver State Bank 1998 Stock Option Plan, the First Amended and Restated Silver State Bancorp 2004 Stock Option Plan and the Silver State Bancorp 2006 Omnibus Equity Plan (collectively, the “Plans”). There are 1,022,327 shares of common stock subject to options currently granted and 211,800 shares of common stock reserved for awards under the Plans and 8,300 shares of restricted common stock currently granted and 0 shares authorized for restricted stock awards under the Plans. In addition to such shares, this registration statement also covers an undetermined number of shares of common stock of the Company that, by reason of certain events specified in the Plans, may become issuable upon exercise of option or grant of awards through the application of certain anti-dilution provisions.
(2)	Estimated solely for purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which 1,022,327 shares of the Company were deemed offered pursuant to the Plans at an average weighted price of $11.9831 and 220,100 shares that may be acquired pursuant to options or pursuant to other equity awards granted in future are deemed to be offered at an average price of $18.2100 per share, the average of the daily high and low sales prices of common stock of the Company on the NASDAQ Global Market at the close of trading on August 9, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

Note: The document containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such document need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents and information heretofore filed with the Commission by Silver State Bancorp (the “Registrant”) (File No. 333-142110) are incorporated by reference in this registration statement:

(1)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A dated July 13, 2007; and

(2)	The Registrant’s Final Prospectus filed pursuant to the Securities Act; and

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the end of the fiscal year ended December 31, 2006 and prior to the filing of the termination of the offering of the common stock hereby shall be deemed incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The Company will provide without charge to each person to whom the prospectuses are delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to: Michael J. Threet, Silver State Bancorp, 170 S. Green Valley Parkway, Henderson, Nevada 89012. Telephone requests may be directed to (702) 433-8300.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Article X of the Company’s Amended and Restated Articles of Incorporation provides that no director or officer of the Company shall be personally liable to the Company or any of its shareholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes (“NRS”).

Article IX, Section 1 of the Company’s Amended and Restated Articles of Incorporation provides that to the fullest extent permitted by the NRS, the Company shall indemnify any person who is or was or has agreed to become a director or officer of the Company who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.

Article IX, Section 4 of the Company’s Amended and Restated Articles of Incorporation provides that the Company shall indemnify any present or former director or officer of the Company that is made a witness to any action, suit or proceeding to which he or she is not a party by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of the Company against all costs, charges and expenses actually and reasonably incurred by such person or on such persons behalf in connection therewith.

Article IX, Section 11 of the Company’s Amended and Restated Articles of Incorporation also empowers the Company to purchase and maintain insurance to protect itself and its directors, officers, employees and agents and those who were or have agreed to become directors, officers, employees or agents, against any liability, regardless of whether or not the Company would have the power to indemnify those persons against such liability under the law or the provisions set forth in the Company’s Amended and Restated Articles of Incorporation, provided that such insurance is available on acceptable terms as determined by a vote of the board of directors. The Company maintains Directors’ and Officers’ liability insurance consistent with such provisions of the Company’s Amended and Restated Articles of Incorporation.

Article IX, Section 9 of the Company’s Amended and Restated Articles of Incorporation also authorizes the Company to enter into individual indemnification contracts with directors, officers, employees and agents which may provide indemnification rights and procedures different from those set forth in the Company’s Amended and Restated Articles of Incorporation.

The Company has entered into an indemnification agreement with each of the following officers and/or directors of the Company: Bryan S. Norby, Corey L. Johnson, Brian M. Collins, Brian W. Cruden, Alan Knudson, Craig A. McCall, Thomas T. Nicholson, Phillip C. Peckman and Michael J. Threet. These indemnification agreements, among other things, provide that the Company will indemnify such director and/or officer with respect to his activities as a director, officer, employee or agent of the Company and/or as a person who is serving or has served at the request of the Company as a director, officer, agent or trustee of an entity affiliated with the Company against expenses incurred by him in connection with any legal proceeding to which he was, is or is threatened to be made a party by reason of facts which include such person having been such a director, officer, employee, agent or representative of the Company or an affiliated entity. In each case, the indemnification shall be to the extent of the highest and most advantageous to the indemnitee of one or any combination of the following: the Articles of Incorporation or Amended and Restated Code of Bylaws of the Company or its affiliated entity; the benefits allowable under Nevada law or the law of the jurisdiction under which the Company exists at the time the expenses are incurred; the benefits available under any liability insurance obtained by the Company; and such other benefits as may otherwise be available to the indemnitee.

The indemnification agreements also provide for advancement of expenses to a director and/or officer who executes an undertaking on the Company’s behalf to repay amounts paid by the Company if it is ultimately determined that he is not entitled to indemnification. In addition, the indemnification agreements provide that the Company will maintain liability insurance for so long as such director and/or officer is covered under his respective agreement, provided and to the extent that such insurance is available on a basis acceptable to the Company. Notwithstanding the foregoing, the Company will not be required to provide indemnification under the indemnification agreements with respect to: any claim as to which indemnitee has been determined to have acted with deliberate intent to cause injury to the Company or with reckless disregard for the best interests of the Company; any claim arising under Section 16(b) of the Securities Exchange Act pursuant to which indemnitee is obligated to pay any penalty, fine, settlement or judgment; any obligation of indemnitee based upon or attributable to the indemnitee gaining in fact any personal gain, profit or advantage to which he was not entitled; or subject to certain exceptions, any proceeding initiated by indemnitee without the consent or authorization of the board of directors.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of Silver State Bancorp, filed on April 13, 2007 as Exhibit 3.1 to Registrant’s Registration Statement on Form S-1 (File No. 333-142110), is incorporated herein by reference.

4.2	Amended and Restated Code of Bylaws of Silver State Bancorp, filed on April 13, 2007 as Exhibit 3.2 to Registrant’s Registration Statement on Form S-1 (File No. 333-142110), is incorporated herein by reference.

4.3	Form of Incentive Stock Option Agreement under the Silver State Bank 1997 Stock Option Plan.

4.4	Form of Non-Qualified Stock Option Agreement under the Silver State Bank 1997 Stock Option Plan.

4.5	Form of Incentive Stock Option Agreement under the Silver State Bank 1998 Stock Option Plan.

4.6	Form of Incentive Stock Option Agreement under the First Amended and Restated Silver State Bancorp 2004 Stock Option Plan.

4.7	Form of Non-Qualified Stock Option Agreement under the First Amended and Restated Silver State Bancorp 2004 Stock Option Plan.

4.8	Form of Incentive Stock Option Agreement under the Silver State Bancorp 2006 Omnibus Equity Plan.

4.9	Form of Non-Qualified Stock Option Agreement under the Silver State Bancorp 2006 Omnibus Equity Plan.

4.10	Form of Restricted Stock Award Agreement under the Silver State Bancorp 2006 Omnibus Equity Plan.

5.1	Opinion of Kolesar & Leatham, CHTD., counsel for Registrant, as to the legality of the securities being registered.

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Kolesar & Leatham, CHTD. (included in Exhibit 5.1).

99.1	Silver State Bank 1997 Stock Option Plan, filed on April 13, 2007 as Exhibit 10.1 to Registrant’s Registration Statement on Form S-1 (File No. 333-142110), is incorporated herein by reference.

99.2	Silver State Bank 1998 Stock Option Plan, filed on April 13, 2007 as Exhibit 10.5 to Registrant’s Registration Statement on Form S-1 (File No. 333-142110), is incorporated herein by reference.

99.3	First Amended and Restated Silver State Bancorp 2004 Stock Option Plan, filed on April 13, 2007 as Exhibit 10.6 to Registrant’s Registration Statement on Form S-1 (File No. 333-142110), is incorporated herein by reference.

99.4	Silver State Bancorp 2006 Omnibus Equity Plan, Silver State Bank 1997 Stock Option Plan, filed on April 13, 2007 as Exhibit 10.7 to Registrant’s Registration Statement on Form S-1 (File No. 333-142110), is incorporated herein by reference.

Item 9.	Undertakings.

A.    Rule 415 offering. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    Filings incorporating subsequent Exchange Act documents by reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d)

of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Incorporated annual and quarterly reports. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D.    Filing of registration on Form S-8. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada on August 13, 2007.

Silver State Bancorp
(Registrant)

By:	/s/ Corey L. Johnson
Corey L. Johnson
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act and any rules and regulations promulgated thereunder, this Registration Statement, has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Bryan S. Norby Bryan S. Norby	Chairman and Director	August 13, 2007

/s/ Corey L. Johnson Corey L. Johnson	President, Chief Executive Officer and Director	August 13, 2007

/s/ Brian M. Collins Brian M. Collins	Director	August 13, 2007

/s/ Brian Cruden Brian Cruden	Director	August 13, 2007

/s/ Alan Knudson Alan Knudson	Director	August 13, 2007

/s/ Craig McCall Craig McCall	Director	August 13, 2007

/s/ Thomas Nicholson Thomas Nicholson	Director	August 13, 2007

/s/ Phillip C. Peckman Phillip C. Peckman	Director	August 13, 2007

/s/ Michael J. Threet Michael J. Threet	Chief Operating and Chief Financial Officer	August 13, 2007

/s/ Julie M. Yi Julie M. Yi	Controller	August 13, 2007

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of Silver State Bancorp, filed on April 13, 2007 as Exhibit 3.1 to Registrant’s Registration Statement on Form S-1 (File No. 333-142110), is incorporated herein by reference.

4.2	Amended and Restated Code of Bylaws of Silver State Bancorp, filed on April 13, 2007 as Exhibit 3.2 to Registrant’s Registration Statement on Form S-1 (File No. 333-142110), is incorporated herein by reference.

4.3	Form of Incentive Stock Option Agreement under the Silver State Bank 1997 Stock Option Plan.

4.4	Form of Non-Qualified Stock Option Agreement under the Silver State Bank 1997 Stock Option Plan.

4.5	Form of Incentive Stock Option Agreement under the Silver State Bank 1998 Stock Option Plan.

4.6	Form of Incentive Stock Option Agreement under the First Amended and Restated Silver State Bancorp 2004 Stock Option Plan.

4.7	Form of Non-Qualified Stock Option Agreement under the First Amended and Restated Silver State Bancorp 2004 Stock Option Plan.

4.8	Form of Incentive Stock Option Agreement under the Silver State Bancorp 2006 Omnibus Equity Plan.

4.9	Form of Non-Qualified Stock Option Agreement under the Silver State Bancorp 2006 Omnibus Equity Plan.

4.10	Form of Restricted Stock Award Agreement under the Silver State Bancorp 2006 Omnibus Equity Plan.

5.1	Opinion of Kolesar & Leatham, CHTD., counsel for Registrant, as to the legality of the securities being registered.

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Kolesar & Leatham, CHTD. (included in Exhibit 5.1).

99.1	Silver State Bank 1997 Stock Option Plan, filed on April 13, 2007 as Exhibit 10.1 to Registrant’s Registration Statement on Form S-1 (File No. 333-142110), is incorporated herein by reference.

99.2	Silver State Bank 1998 Stock Option Plan, filed on April 13, 2007 as Exhibit 10.5 to Registrant’s Registration Statement on Form S-1 (File No. 333-142110), is incorporated herein by reference.

99.3	First Amended and Restated Silver State Bancorp 2004 Stock Option Plan, filed on April 13, 2007 as Exhibit 10.6 to Registrant’s Registration Statement on Form S-1 (File No. 333-142110), is incorporated herein by reference.

99.4	Silver State Bancorp 2006 Omnibus Equity Plan, Silver State Bank 1997 Stock Option Plan, filed on April 13, 2007 as Exhibit 10.7 to Registrant’s Registration Statement on Form S-1 (File No. 333-142110), is incorporated herein by reference.